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                           THE DEWOLFE COMPANIES, INC


Exhibit  11.0   Statement Re: Computation of Per Share Earnings


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

                                                               Three Months Ended             Nine Months Ended
                                                                  September 30,                  September 30,
                                                                  -------------                  -------------
                                                               1997           1996            1997          1996
                                                               ----           ----            ----          ----
Weighted Average
Shares Outstanding                                           3,257,000      3,327,000       3,279,000      3,305,000

Net effect of dilutive stock
options-based on the treasury
stock method using the
period end market price if
higher than average market price                               118,000        122,000         118,000        101,000
                                                            ----------     ----------      ----------     ----------


Total                                                        3,375,000      3,449,000       3,397,000      3,406,000
                                                            ==========     ===========     ==========     ==========

Net Income                                                  $  359,000     $   338,000     $1,499,000     $2,093,000
                                                            ==========     ===========     ==========     ==========

Net Income Per Share                                             $0.11           $0.10          $0.44          $0.61
                                                            ==========     ===========     ==========     ==========

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